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                                                                     EXHIBIT 1.2

                CERTIFICATE OF AMENDMENT DATED SEPTEMBER 7, 1995
                                       TO
                      FIRST AMENDED AND RESTATED AGREEMENT
                  AND DECLARATION OF TRUST DATED JUNE 21, 1995


         WHEREAS, the Trustees of Van Kampen American Capital Global Managed Assets Fund, a Delaware business trust (the "Trust") have approved the amendment of the Trust's First Amended and Restated Agreement and Declaration of Trust dated June 21, 1995 ("Declaration of Trust") in accordance with Section
9.5 thereof;

         WHEREAS, the Trustees have authorized the proper officers of the Trust, including the officer whose name appears below, to effect such amendment;

NOW, THEREFORE, the Declaration of Trust is amended as follows:


1. The first sentence of Section 4.1(b) is amended and restated in its entirety to read as follows:

                 (b) Number. The Trustees serving as such, whether named above or hereafter becoming Trustees, may increase (to not more than fifteen (15)) or decrease the number of Trustees to a number other than the number theretofore determined by a written instrument signed by a Majority (or a supermajority if required by the By-Laws) of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority (or a supermajority if required by the By-Laws) of the Trustees).

2. Section 4.1(e) is amended and restated in its entirety to read as follows:

                 (e) Removal. Any Trustee may be removed: (i) with cause at any time by written instrument, signed by at least two-thirds (2/3) of the number of Trustees prior to such removal, specifying the date upon which such removal shall become effective; or (ii) without cause at any time by written instrument, signed by at least two-thirds (2/3) of the number of Trustees prior to such removal, specifying the date upon which such removal shall become effective; or (iii) by vote of shareholders holding a majority of the Shares of the Trust then outstanding, cast in person or by proxy at any meeting called for the purpose; or (iv) by a written declaration signed by Shareholders holding not less than a majority of the Shares of the Trust then outstanding. Notwithstanding any other provisions set forth in this Declaration of Trust, this
                 Section 4.1(e)


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         may not be amended (either directly or indirectly through a reorganization) without the approval of (i) two-thirds (2/3) of the Trustees then in office or (ii) by vote of Shareholders holding a majority of the Shares of the Trust then outstanding.

EXECUTED, to be effective as of September 7, 1995

                                          /s/ NORI L. GABERT
                                        -------------------------
                                              Nori L. Gabert,
                                              Secretary